Exhibit 10.2

PROMISSORY NOTE

$500,000	February 4, 2019

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Banana Whale Studios Pte Ltd (the “Company”) agrees to pay to the order of One Horizon Group, Inc. (“OHGI”), on or before December 31, 2019 (the “Maturity Date”), the principal sum of five hundred thousand ($500,000) U. S. dollars together with interest thereon as provided in this Promissory Note (the “Note”).

The Company agrees to pay interest on the outstanding principal hereof at the rate of five percent (5.0%) per annum calculated on the basis of a 365/366-day year and the actual number of days elapsed; provided, however that if any amount payable hereunder remains outstanding after the Maturity Date, interest shall accrue on such amounts at the rate of fifteen percent (15%) per annum until such amounts are paid in full. In no event shall OHGI, or any permitted successor or assign, be entitled to receive, collect or retain any amount of interest paid hereon in excess of that permitted by applicable law. The Company shall have the right, at any time and from time to time, upon three business days’ notice to OHGI, to prepay this Note in whole or in part together with accrued interest on the amount prepaid, but without premium or penalty. All payments to OHGI shall be made in United States dollars and shall be applied first to any expenses which have accrued hereunder, next to accrued and unpaid interest and thereafter to the principal amount of this Note then outstanding.

The following shareholders of the Company, Sargon Petros, Mark Hogbin, Rita Lui and Jeremy Chung (collectively the “Founding Shareholders”) acknowledge that each of them will receive substantial benefits from the consummation of the transactions of which the delivery of this Note is a part, and have agreed to guarantee the payment of all amounts due or which may become due under this Note on a limited recourse basis in accordance with the terms of a Limited Recourse Guaranty being delivered by each of them concurrently herewith. The liability of each of the Founding Shareholders will be limited to the shares of the outstanding common stock of the Company now or hereafter held by him or her as set forth in a Pledge and Escrow Agreement among OHGI, the Founding Shareholders and Mandelbaum Salsburg in the form being executed and delivered by such parties concurrently herewith.

Any sum required to be withheld from the payment of interest due hereunder pursuant to United States law shall be promptly paid by the Company for and on behalf of OHGI to the appropriate tax authority and the Company shall furnish OHGI with official tax receipts or other appropriate evidence sufficient to enable OHGI to support a claim for income tax credit in respect of any sum so withheld.

If any of the following events (“Events of Default”) shall occur and be continuing: (a) the failure of the Company to pay when due any amount due under this Promissory Note on the Maturity Date or on any date thereafter on which payment is demanded by OHGI; (b) the filing of any petition by or against the Company, or the commencement of any proceedings for the relief or readjustment of any indebtedness of the Company under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and the continuance of such event for 60 consecutive days unless dismissed, bonded to the satisfaction of the court of competent jurisdiction or discharged; (c) the appointment of a receiver or conservator of any property of the Company; or (d) the sale by Company of all or any substantial portion of its assets, then upon the occurrence of any such event, or at any time during the continuance of any Event of Default, OHGI may declare all amounts payable hereunder to be immediately due and payable, whereupon the outstanding principal amount hereof, all interest accrued thereon and any expenses payable by the Company hereunder shall become and be immediately due and payable, all without presentment, protest, demand or notice of any kind, all of which are expressly waived by the Company; provided, however, that in the event of an entry of an order for relief with respect to the Company or any endorser or guarantor of this Note under applicable bankruptcy laws, this Note, and all such amounts shall automatically become and be due and payable, all without presentment, protest, demand or notice of any kind, all of which are expressly waived by the Company.

The Company agrees to pay on demand all reasonable costs and expenses in connection with the enforcement (whether through legal proceedings, negotiations or otherwise) of this Note and any other document to be delivered hereunder (such costs and expenses shall include without limitation, the reasonable fees and expenses of legal counsel.) The obligations of the Company under this Paragraph shall survive the payment in full of this Note.

The Company hereby waives presentment for payment, demand, notice of dishonor and protest of this Note. None of the terms or provisions of this Note may be waived, altered, modified or amended except as OHGI may consent thereto in writing.

The parties agree that all questions concerning the construction, validity, enforcement and interpretation of this Note, to the greatest extent permitted by applicable law, shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to any principles of conflicts of law thereof that would defer to the substantive laws of any other jurisdiction. Without limiting the right of OHGI to bring any action or proceeding against the Company or against property of the Company arising out of or relating to this Note (an “Action”) in the courts of other jurisdictions, each party agrees that all legal proceedings concerning the interpretation and enforcement of this Note shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The preceding consents to New York governing law and jurisdiction and venue in New York State's Supreme Court have been made by the parties in reliance (at least in part) on Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. In any action, suit or proceeding in any jurisdiction brought by any party against any other party, each party, knowingly and intentionally and to the fullest extent permitted by applicable law, hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by certified mail, return receipt requested, by Express Mail, or by a recognized overnight delivery courier service: (i) to OHGI at 34 South Molton Street, London, W1K 5RG, United Kingdom, Attn: CFO with a copy to Mandelbaum Salsburg, 1270 Avenue of the Americas, Suite 1808, New York, New York 10020, Attention: Vincent McGill; (ii) to the Company at 22-15 International Plaza, 10 Anson Road, Singapore; and (iii) in either case, at such other address as the party shall have furnished in writing in accordance with the foregoing. Any notice or other communication given by the means permitted hereunder shall be deemed given and effective at the time of deposit thereof in the mails or with a recognized overnight courier.

Banana Whale Studios Pte Ltd.		One Horizon Group, Inc.

By:	/s/ Sargon Petros	By:	/s/ Martin Ward
	Sargon Petros		Martin Ward

	/s/ Sargon Petero		/s/ Mark Hogbin
	Sargon Petros		Mark Hogbin

	/s/ Rita Liu		/s/Jeremy Chung
	Rita Liu		Jeremy Chung